CLEARBRIDGE MLP AND MIDSTREAM TOTAL RETURN FUND INC.

ANNOUNCES PRELIMINARY RESULTS OF ISSUER TENDER OFFER FOR COMMON STOCK AND ANTICIPATED DATE OF MERGER

NEW YORK – (BUSINESS WIRE) – June 21, 2024 – ClearBridge MLP and Midstream Total Return Fund Inc. (NYSE: CTR) (the “Fund”) announced today the expiration and preliminary results for its issuer tender offer for up to 50% of the outstanding shares of common stock (“Shares”) of the Fund (the “Tender Offer”). The Tender Offer expired on Thursday, June 20, 2024 at 5:00 p.m., New York City time.

Based on current information, approximately 3,774,769 Shares were duly tendered and not withdrawn. Because the number of Shares tendered exceeds 3,443,416 Shares, the Tender Offer has been oversubscribed. Therefore, in accordance with the terms and conditions specified in the Offer to Purchase, the Fund will purchase Shares from all tendering stockholders on a pro rata basis, disregarding fractions. The purchase price and final number of Shares validly tendered and accepted pursuant to the Tender Offer will be announced at a later date. The Fund expects to make cash payments for tendered and accepted Shares at a purchase price equal to 100% of the per Share net asset value as of the close of the regular trading session of the New York Stock Exchange on June 20, 2024.

Payment for such Shares will be made on or about June 25, 2024. Shares that were not tendered will remain outstanding.

Any questions about the Tender Offer can be directed to Georgeson LLC, the information agent for the Tender Offer, toll free at (866) 920-4920.

As previously announced on January 26, 2024, the Fund’s Board of Directors approved a proposal to merge (i) the Fund with and into ClearBridge Energy Midstream Opportunity Fund Inc. (NYSE: EMO), and (ii) ClearBridge MLP and Midstream Fund Inc. (NYSE: CEM) with and into EMO (each, a “Merger”), subject to approval by stockholders of each of CEM, CTR and EMO. On May 20, 2024, EMO, CEM and CTR announced stockholder approval of each Merger. It is currently anticipated that each Merger will be effective before markets open on Monday, August 19, 2024, subject to all regulatory requirements and customary closing conditions being satisfied.

About the Fund

The Fund is a non-diversified, closed-end management investment company that is managed by Franklin Templeton Fund Adviser, LLC (formerly known as Legg Mason Partners Fund Advisor, LLC) (“FTFA”), and subadvised by ClearBridge Investments, LLC (“ClearBridge”). FTFA and ClearBridge are both indirect wholly-owned subsidiaries of Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton.

THIS PRESS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION

For more information about the Fund, please call Fund Investor Services: 1-888-777-0102, or consult the Fund’s web site at www.franklintempleton.com/investments/options/closed-end-funds. The information contained on the Fund’s web site is not part of this press release. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

About Franklin Templeton

Franklin Resources, Inc. is a global investment management organization with subsidiaries operating as Franklin Templeton and serving clients in over 150 countries. Franklin Templeton’s mission is to help clients achieve better outcomes through investment management expertise, wealth management and technology solutions. Through its specialist investment managers, the company offers specialization on a global scale, bringing extensive capabilities in fixed income, equity, alternatives and multi-asset solutions. With more than 1,500 investment professionals, and offices in major financial markets around the world, the California-based company has over 75 years of investment experience and over $1.6 trillion in assets under management as of May 31, 2024. For more information, please visit franklintempleton.com and follow us on LinkedIn, X and Facebook.

Category: Fund Announcement

Investor Contact: Fund Investor Services 1-888-777-0102

Source: Franklin Resources, Inc.

Source: Legg Mason Closed End Funds

Media Contact: Lisa Tibbitts

+1 (904) 942-4451

Lisa.Tibbitts@franklintempleton.com